EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption ‘‘Experts’’ and to the use of our reports (i) dated April 1, 2014 with respect to the consolidated balance sheet of ICON MT 16, LLC as of December 31, 2013, (ii) dated March 27, 2014 with respect to the financial statements of ICON ECI Fund Sixteen as of December 31, 2013 and 2012 and for the period from November 12, 2013 through December 31, 2013, (iii) dated April 26, 2013 with respect to the balance sheet of ICON ECI Fund Sixteen as of December 31, 2012 and (iv) dated February 1, 2013 with respect to the balance sheet of ICON MT 16, LLC as of January 25, 2013 in Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-185144) and related Prospectus of ICON ECI Fund Sixteen for the registration of up to $250,000,000 in Class A and Class I shares.

/s/ Ernst & Young LLP

New York, New York

April 1, 2014